Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
865 South Figueroa Street
Suite 3400
Los Angeles, CA 90017
www.cbre.com

FOR IMMEDIATE RELEASE — August 11, 2003

For further information: Kenneth Kay Senior Executive Vice President and Chief Financial Officer CB Richard Ellis 213.438.4833	Ronald Platisha Executive Vice President–Finance CB Richard Ellis 310.354.6044

CBRE Holding, Inc. Reports Second Quarter 2003 Results

Los Angeles, CA - (August 11, 2003) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., the world’s leading real estate services firm, today reported its results for the three and six months ended June 30, 2003.

Revenue totaled $321.7 million for the second quarter ended June 30, 2003, an increase of $36.8 million or 12.9% as compared to $284.9 million for the second quarter ended June 30, 2002.  Net income totaled $5.2 million for the second quarter ended June 30, 2003 versus $7.3 million for the same period last year.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) totaled $31.7 million for the second quarter ended June 30, 2003, a decrease of $1.7 million or 5.0% from last year’s same period results.  This decrease was driven by merger-related and other nonrecurring charges associated with the Insignia Financial Group, Inc. acquisition, which totaled $3.3 million for the three and six months ended June 30, 2003.

Revenue totaled $585.4 million for the six months ended June 30, 2003, which represents a $76.6 million or 15.0% increase over revenue generated in the same period last year.  Net income totaled $3.8 million for the six months ended June 30, 2003 versus $1.2 million for the six months ended June 30, 2002.  EBITDA for the six months ended June 30, 2003 was $48.7 million, a $4.9 million or 11.1% increase from last year’s same period results.  This increase was reduced by the $3.3 million of previously mentioned merger-related and other nonrecurring costs incurred during this period.

On August 11, 2003, at 7:00 a.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended June 30, 2003.  To access the call, dial 888-273-9885, access code 694278 (outside the United States, please call 612-332-0819).  A transcript of the call will be available at www.cbre.com for review for twelve months after the call.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s leading commercial real estate services firm. With approximately 14,000 employees, the company serves real estate owners, investors and occupiers through more than 250 offices worldwide. The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; capital markets; appraisal and valuation; research; and consulting.  For more information, visit the company’s Web site at www.cbre.com.

CBRE HOLDING, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$321,717	$284,893	$585,441	$508,883

Costs and expenses:
Cost of services	153,066	128,782	276,665	227,836
Operating, administrative and other	137,421	124,353	263,596	240,206
Depreciation and amortization	6,329	4,111	12,500	11,703
Equity income from unconsolidated subsidiaries	(3,801)	(1,639)	(6,864)	(3,644)
Merger-related and other nonrecurring charges	3,310	23	3,310	605
Total costs and expenses	296,325	255,630	549,207	476,706

Operating income	25,392	29,263	36,234	32,177
Interest income	701	534	1,776	1,398
Interest expense	16,940	14,904	31,264	30,921

Income before provision for income tax	9,153	14,893	6,746	2,654
Provision for income tax	3,981	7,604	2,921	1,460

Net income	$5,172	$7,289	$3,825	$1,194

EBITDA	$31,721	$33,374	$48,734	$43,880

EBITDA margin	9.9%	11.7%	8.3%	8.6%

EBITDA is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating income	$25,392	$29,263	$36,234	$32,177
Add:
Depreciation and amortization	6,329	4,111	12,500	11,703

EBITDA	$31,721	$33,374	$48,734	$43,880

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization of intangible assets relating to acquisitions.  Management believes that the presentation of EBITDA will enhance a reader’s understanding of the Company’s operating performance.  EBITDA is also a measure used by senior management to evaluate the performance of the Company’s various lines of business and for other required or discretionary purposes, such as the use of EBITDA as a significant component when measuring performance under the Company’s employee incentive programs.  Additionally, many of the Company’s debt covenants are based upon a measure similar to EBITDA.  EBITDA should not be considered as an alternative to (i) operating income determined in accordance with accounting principles generally accepted in the United States or (ii) operating cash flow determined in accordance with accounting principles generally accepted in the United States.  The Company’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

CB RICHARD ELLIS SERVICES, INC (1)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30, 2003	December 31, 2002

Assets:
Cash and cash equivalents	$23,009	$79,574
Warehouse receivable (2)	138,240	63,140
Other current assets	223,462	223,351
Property and equipment, net	68,959	66,634
Goodwill and other intangible assets, net	666,631	668,219
Deferred taxes, non current	35,972	36,376
Deferred compensation assets	69,533	63,642
Cash held in escrow	200,000	—
Other assets	147,189	139,169

Total assets	$1,572,995	$1,340,105

Liabilities:
Current liabilities, excluding debt	$226,991	$288,891
Warehouse line of credit (2)	138,240	63,140
Revolver and swingline credit facility	11,250	—
Senior secured term loan tranche A	35,001	38,750
Senior secured term loan tranche B	181,300	182,225
11 1/4% senior subordinated notes	226,055	225,943
9 3/4% senior notes	200,000	—
Other debt (3)	68,941	60,988
Deferred compensation liability	112,741	106,252
Other long-term liabilities	56,836	43,301

Total liabilities	1,257,355	1,009,490

Minority interest	6,081	5,615

Stockholders’ equity	246,215	263,137
Mezzanine notes	63,344	61,863

Total stockholders’ equity	309,559	325,000

Total liabilities and stockholders’ equity	$1,572,995	$1,340,105

(1)          CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)          Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $138.2 million and $63.1 million at June 30, 2003 and December 31, 2002, respectively.

(3)          Includes non-recourse debt relating to a building investment in Japan of $39.3 million and $40.0 million at June 30, 2003 and December 31, 2002, respectively.